Exhibit 99.1

January 23, 2015

Dear Limited Partner in Rancon Realty Fund V:

The purpose of this letter is to provide you with an update regarding the Plan of Liquidation for Rancon V, new valuation estimates as of December 31, 2014, and unaudited financials for the three months ended September 30, 2014.

PLAN OF LIQUIDATON UPDATE

As you may recall, Rancon Realty Fund V, a California limited partnership (“Rancon V” or the “Fund”), is in the process of selling all of its assets as part of its liquidation and dissolution, as described in the Plan of Liquidation previously approved by the Limited Partners.

During the three months immediately following the approval by the Limited Partners of the Plan of Liquidation, we began the process of interviewing real estate brokerage firms for the purpose of identifying those that could create a comprehensive marketing plan to sell the properties owned by Rancon V and Rancon Realty Fund IV, a California limited partnership (“Rancon IV”), a partnership sponsored by the General Partners that also owns parcels in Tri-City Corporate Centre. After interviewing three firms, we selected CBRE, a firm considered by the industry to be a global leader in commercial real estate services. CBRE is well positioned to market the office portfolio as well as the retail portfolio of Tri-City Corporate Centre, presenting the properties to major national and international entities that acquire properties of the same caliber as Tri-City Corporate Centre.

Real estate brokers from CBRE have fielded inquiries from over 90 interested parties with regard to the office and the retail portfolios of property owned by both Rancon V and Rancon IV, providing marketing materials and giving extensive tours of the properties. We have received offers to purchase some of Rancon V’s properties and are currently in negotiations with potential third-party buyers for the sale of some of Rancon V’s properties, and, in some cases, have entered into signed purchase and sale agreements for the sale of a property.

If and when any property sales are completed, the proceeds from the sale of Rancon V’s assets will be first used for the payment of debts and obligations of Rancon V (including the expenses of the liquidation) and for the establishment of reserves, before being distributed to the Limited Partners in the manner set forth in the Plan of Liquidation. It is possible that distributions to Limited Partners from the sale of some of Rancon V’s properties may be made during the first half of 2015.

UNIT VALUATION ESTIMATES

We are pleased to provide an estimate of the unit value of the outstanding limited partnership interests in Rancon V as of December 31, 2014. The General Partners’ valuation was calculated using the assumptions set forth below:

Real estate properties*	$811.08
Mortgage debt	(576.21)
Other assets	54.81
Estimated value per unit	$289.68	(based on 83,898 units issued and outstanding)

*Includes estimated dissolution expenses and loan prepayment costs.

In light of the Limited Partners’ vote to authorize the liquidation of the Fund’s real property assets last year, the General Partners used a different valuation method than was used in past years. As a part of the liquidation process, the General Partners have had access to real estate broker opinions of value, offers to purchase from third party buyers, and in some cases, signed purchase and sale agreements. Given the availability of this information, the General Partners relied on those valuations in preparing the estimates, rather than using the discounted cash flow analysis that has been used in the past. Because the Fund also now has projected sales dates, another significant change in valuation methodology involves the inclusion of estimated loan prepayment costs and expenses that were not included in prior years’ valuations, as well as estimated expenses of dissolving the Fund.

While we believe that these underlying property valuations are reasonable, a change in actual sales pricing would impact the valuation of the units. For example, assuming all other factors remain unchanged, an increase in sales pricing of 5% from the estimated values used by the General Partners would yield an increase in the unit valuation of approximately $41.92. Similarly, assuming all other factors remain unchanged, a decrease in sales pricing of 5% from the values used by the General Partners would result in a decrease in the estimated unit value of approximately $41.92.

As with any valuation methodology, the assumptions, estimates and judgments underlying the valuation described herein may not be accurate. Actual facts and developments may turn out to be different than those assumed and result in materially lower proceeds from the Fund’s properties than estimated by the General Partners. Moreover, the estimated value per unit as determined by the General Partners is not a representation, warranty or guarantee that:

•	a Limited Partner would be able to realize the estimated value per unit if such holder attempts to sell his or her units. Actual sales transactions in the secondary market have historically been priced well below the General Partners’ estimates.
•	a Limited Partner would ultimately realize distributions per unit equal to the estimated value per unit upon liquidation of our assets and settlement of our liabilities.
•	the methodologies used to estimate our value per unit meet the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

This valuation was prepared by the General Partners without the use of any actual formal third-party appraisals, nor was this valuation and the methodology employed to value the units verified or reviewed by any third-party advisor, including the Fund’s auditors.

You may have recently received an offer to purchase your units in the Fund. The potential purchasers are not associated with the Fund or the General Partners of the Fund. You can expect that, between now and the time the Plan of Liquidation is completed, you may receive additional offers. We have commented upon similar offers in the past. As you know, whether to accept the offer to purchase your units is an individual decision that only you can make. Neither the Fund nor the General Partners express an opinion on any offer you may receive, neither recommending that you accept it, nor recommending that you reject it. We do urge you to carefully review any offer you receive and confer with your advisors if you have any interest in accepting it. In addition, we encourage you to read the tip sheet prepared by the Securities and Exchange Commission (“SEC”) alerting investors about min-tender offers, available on line at http://www.sec.gov/investor/pubs/minitend.htm.

This letter also includes unaudited financial information for the quarter ended September 30, 2014. For more information about Rancon V’s results of operations and its financial position as of that date, you may refer to the Form 10-Q as filed with the SEC (online at www.sec.gov). If you have questions or need additional information, please contact Investor Services, toll free at 888.909.7774, or online at www.myinvestment.com.

Sincerely,

Dan Stephenson	Jeff Henrich
General Partner	Preferred Partnership Services, Inc.

P.S. HELP RANCON V GO GREEN!

In an effort to reduce paper and the costs associated with printing and mailing of reports such as this one, we’d like to offer you the option of receiving your quarterly and annual reports and other similar communications via email. If you are interested, please send an email to rancon@myinvestment.com and include your email address, plus your name and current mailing address and the P* number from the address section on the outside cover of this report. Reports and other communications sent to you via email will be sent to you without cost. You may change your election at any time and, even if you elect to receive materials by email, you may request a paper copy of the referenced materials at no charge by calling us toll free at 888.909.7774.

Note: Certain statements contained in this letter may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future performance and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Investors are referred to the risk factors disclosed under Item 1A of Part I in the Fund’s December 31, 2013 Annual Report on Form 10-K and under the caption “Risk Factors” in our Proxy Consent Solicitation Statement dated April 21, 2014. Forward-looking statements are not intended to be a guaranty of the Fund’s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “possible,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Neither the Fund nor the General Partners make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual results could differ materially from any forward-looking statements contained in this letter. This letter is neither an offer of nor a solicitation to purchase securities.

RANCON REALTY FUND V,

A CALIFORNIA LIMITED PARTNERSHIP

Consolidated Balance Sheets

(in thousands, except units outstanding)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Investments in real estate:
Rental properties	$-	$65,417
Accumulated depreciation	-	(29,608)
Rental properties, net	-	35,809

Land held for development	-	1,487

Total investments in real estate	-	37,296

Cash and cash equivalents	$8,570	$10,323
Accounts receivable, net	-	101
Deferred costs, net of accumulated amortization of $699 and $1,800 as of
September 30, 2014 and December 31, 2013, respectively	108	1,667
Prepaid expenses and other assets	-	2,618
Assets held for sale	40,094	-

Total assets	$48,772	$52,005

Liabilities and Partners’ Equity (Deficit)
Liabilities:
Notes payable	$48,693	$49,565
Accounts payable and other liabilities	119	591
Prepaid rent	-	165
Liabilities reltated to assets held for sale	1,169	-

Total liabilities	49,981	50,321

Commitments and contingent liabilities (Note 6)

Partners’ Equity (Deficit):
General Partner	(2,434)	(2,434)
Limited partners, 83,898 limited partnership units outstanding as of September 30, 2014 and December 31, 2013	1,225	4,118

Total partners’ equity (deficit)	(1,209)	1,684

Total liabilities and partners’ equity	$48,772	$52,005

RANCON REALTY FUND V,

A CALIFORNIA LIMITED PARTNERSHIP

Consolidated Statements of Discontinued Operations

(in thousands, except per unit amounts and units outstanding)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue
Rental revenue and other	$2,331	$2,577	$6,597	$7,716
Tenant reimbursements	156	157	411	405
Total revenue	2,487	2,734	7,008	8,121

Expenses
Property operating expenses	1,798	1,704	4,442	4,516
Depreciation and amortization	826	927	2,491	2,860
General and administrative	204	217	864	669
Total expenses	2,828	2,848	7,797	8,045

Loss	(341)	(114)	(789)	76

Interest and other income	-	-	-	51
Interest expense (including amortization of loan fees)	(697)	(713)	(2,104)	(2,151)

Loss from discontinued operations	(1,038)	(827)	(2,893)	(2,024)

Loss on sale of property	-	-	-	(20)
Net loss	$(1,038)	$(827)	$(2,893)	$(2,044)

Basic and diluted net loss per limited partnership unit	$(34.48)	$(9.86)	$(12.37)	$(24.36)

Weighted average number of limited partnership units outstanding	83,898	83,898	83,898	83,898

Rancon Realty Fund V

261 Boeing Court

Livermore, CA 94551

Address Service Requested